Exhibit 99



               Trex Company Announces Resignation of Board Member


     WINCHESTER, Va.--(BUSINESS WIRE)--Jan. 3, 2007--Trex Company, Inc. (NYSE:
TWP) today announced the resignation of Robert G. Matheny from its board of directors effective January 1, 2007. No replacement for Mr. Matheny has yet been appointed to the board of directors.

     Chairman and Chief Executive Officer Anthony Cavanna commented, "We appreciate the many valuable contributions Bob made to Trex. During the nine years in which he served as chief executive officer and on the board of directors, Bob was instrumental in establishing our Company as the leader in composite decking and railing. We wish him well in all his future endeavors."

     About Trex Company

     Trex Company is the nation's largest manufacturer of composite decking and railing, with over 14 years of product experience. Products are marketed under the brand name Trex(R). Made from a unique formulation of reclaimed wood and plastic, combined through a proprietary process, Trex decking and railing offer significant design flexibility with fewer ongoing maintenance requirements than wood. For more information, visit the Company's website, www.trex.com. Trex(R) is a trademark of Trex Company, Inc., Winchester, Va.


     CONTACT: Trex Company, Inc.
              Paul Fletcher, Chief Financial Officer, 540-542-6300 or
              Lippert/Heilshorn & Associates
              Harriet Fried, 212-838-3777